Exhibit 99.27(l)

Consent of Independent Auditor

We consent to the references to our firm under the caption Independent Auditors in the Statement of Additional Information, dated May 1, 2026, and included in this Post-Effective Amendment No. 1 to the Registration Statement (Form N-4), File No. 333-283346 of Aspida Life Insurance Company (the “Registration Statement”).

We also consent to the use of our report dated April 24, 2026, with respect to the statutory-basis financial statements of Aspida Life Insurance Company, for the year ended December 31, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

April 30, 2026